Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

WITH

MICHAEL J. HARTNETT, PH.D.

This Amended and Restated Employment Agreement (this “Agreement”) is dated June 27, 2024, is made effective as of March 31, 2024 (the “Effective Date”), and is made between RBC Bearings Incorporated, a Delaware corporation (“Employer” or the “Company”), and Michael J. Hartnett, Ph.D. (“Employee”). Prior to the time of the entry into this Agreement, Employee has served as Employer’s President, Chief Executive Officer, and Chairman of its Board of Directors (the “Board”) pursuant to a Restated and Amended Employment Agreement dated as of June 3, 2022 (the “Prior Employment Agreement”). Both parties wish to continue this employment relationship exclusively under the terms reflected in this Agreement, and consistent with past practices, not in any case, as an at will employee. Capitalized terms used herein without definition have the meanings provided in Section 8.

Therefore, Employer hereby employs Employee and Employee hereby accepts employment, on the terms and conditions hereinafter set forth.

1.	TERM.

Subject to the terms and conditions of this Agreement, the Company shall employ Employee as its President, Chief Executive Officer, and Chairman of its Board for a term commencing on the Effective Date and continuing until March 31, 2026, or until earlier terminated pursuant to the provisions of Section 5 (the “Initial Term”). Upon expiration of the Initial Term, this Agreement will automatically renew for additional one (1) year periods (each a “Renewal Term”) unless either party notifies the other of its intent not to so renew within ninety (90) days prior to the expiration of the Initial Term or any Renewal Term (the Initial Term and all Renewal Terms shall collectively be referred to as the “Term”).

2.	DUTIES.

(a) During the Term, Employee agrees to serve Employer as its President, Chief Executive Officer, and Chairman of its Board reporting to the Board, and in such other executive capacities as may be agreed from time to time by the Board (or a duly authorized committee thereof) and Employee; provided that (i) Employee’s duties shall at all times be limited to those commensurate with the foregoing offices, and (ii) Employee shall not be obligated, without his consent, to relocate his principal office location from Oxford, Connecticut (or the surrounding reasonable commuting area), although the foregoing limitation is not intended to limit Employee’s requirement, in the normal course of business, to travel to the Employer’s other business locations. Employee shall serve, if elected, as a director of, and if agreed by Employee and the board of directors of the organization in question, shall serve as an officer and render appropriate services to, corporations directly or indirectly controlled by Employer (“Employer’s Affiliates”) as Employer may from time to time reasonably request (but only such services as shall be consistent with the duties Employee is to perform for Employer and with Employee’s stature and experience). All duties and services contemplated by this Section 2 are hereinafter referred to as the “Services.”

(b) During the Term, Employee will devote his full business time and attention to, and use his good faith efforts to advance, the business and welfare of Employer; provided that the foregoing shall not restrict Employee’s rights to engage in passive investment activities, to serve on the boards of directors of other entities (so long as such activities are not violative of Section 6), or to engage in civic, charitable and other similar activities.

3.	COMPENSATION AND BENEFITS.

(a) Employer shall pay Employee a salary at the rate of $125,000 per month payable at least as frequently as monthly and subject to payroll deductions as may be necessary or customary in respect of Employer’s salaried employees (“Base Salary”). Commencing not later than June 30, 2025, the Compensation Committee of the Board (the “Compensation Committee”) shall annually review Employee’s performance and Base Salary and may increase (but not decrease) such Base Salary, at its sole discretion. Any increased Base Salary shall then constitute the “Base Salary” for purposes of this Agreement. During the Term, Employee shall also be entitled to receive the benefits set forth in Schedule A hereto (the “Additional Benefits”) as well as any normal executive benefits of Employer not enumerated in Schedule A.

(b) During the Term, Employee shall also be entitled to receive annual performance-based cash bonuses and annual performance-based short- and long-term equity awards, provided that Employee remains employed by the Company on the last day of the fiscal period to which the bonus or equity award relates (except as otherwise provided in this Agreement), in amounts and at times as follows (for the avoidance of doubt, Employee shall continue to be entitled to receive (i) a performance-based cash bonus and performance-based short-term equity awards with respect to the fiscal year ended March 30, 2024, and (ii) performance based long-term equity awards with respect to each of the two Long-Term Performance Periods the third year of which is FY 2025 and FY 2026, in each case, in accordance with Employee’s rights to such bonus and awards on the date immediately preceding the Effective Date):

(i)	Annual Performance-Based Cash Bonuses. Employee shall be entitled to an annual cash bonus based on the Company’s performance against the Annual Performance Plan for the prior fiscal year, in an amount determined as a percentage of Employee’s Annual Base Salary, based on the following criteria:

Percentage of Adjusted EBITDA to Annual Performance Plan	Amount of Bonus
80% to 89.9%	75% of Annual Base Salary
90% to 99.9%	100% of Annual Base Salary
100% to 109.9%	150% of Annual Base Salary
110% to 119.9%	200% of Annual Base Salary
120% or higher	250% of Annual Base Salary

The amount payable under this formula, if any, based on performance in a particular fiscal year shall be paid to Employee within 15 days following the publication of the Company’s financial statements for such fiscal year, but in no event later than 120 days following the end of such fiscal year. For the avoidance of doubt, the first bonus to be paid under this Section 3(b)(i) will be paid in FY 2026 based on the Company’s performance in FY 2025.

(ii)	Annual Performance-Based Short-Term Equity Awards. Subject to Section 5(e)(v), Employee shall be entitled to an annual award of unrestricted stock based on the Company’s performance against the Annual Performance Plan for the prior fiscal year based on the following criteria:

Percentage of Adjusted EBITDA to Annual Performance Plan	Amount of Bonus
75% to 84.9%	280% of Annual Base Salary
85% to 94.9%	350% of Annual Base Salary
95% to 104.9%	450% of Annual Base Salary
105% to 114.9%	525% of Annual Base Salary
114.9% or higher	665% of Annual Base Salary

The number of shares of Company common stock (“Common Stock”) awarded shall equal (x) Employee’s Annual Base Salary multiplied by the Annual Base Salary percentage that corresponds to the Company’s level of performance to such Annual Performance Plan, divided by (y) the closing price per share of the Common Stock on the award date, rounded up to the nearest whole share. For the avoidance of doubt, the shares awarded will be unrestricted, meaning that they will be fully vested on the award date.

The number of shares to be awarded under this formula, if any, based on performance in a particular fiscal year shall be awarded to Employee within 15 days following the publication of the Company’s financial statements for such fiscal year, but in no event later than 120 days following the end of such fiscal year. For the avoidance of doubt, the first award to be made under this Section 3(b)(ii) will be made in FY 2026 based on the Company’s performance in FY 2025.

(iii)	Annual Performance-Based Long-Term Equity Awards. Subject to Section 5(e)(v), Employee shall be entitled to two annual awards of unrestricted stock (x) with one award based on the Company’s TSR performance against the average of the Peer Group during the Long-Term Performance Period then ended based on the criteria in the first table below, and (y) the other award with respect to the Company’s ROIC performance in such Long-Term Performance Period against the Long-Term Performance Plan for such Long-Term Performance Period based on the criteria in the second table below:

Trailing Five-Year TSR as a % of Peer Group Average	Amount of Bonus
75.0% to 84.9%	50% of Annual Base Salary
85.0% to 94.9%	75% of Annual Base Salary
95.0% to 104.9%	100% of Annual Base Salary
105.0% to 114.9%	125% of Annual Base Salary
114.9% or higher	150% of Annual Base Salary

ROIC as a % of Long-Term Performance Plan	Amount of Bonus
-0.75%	100% of Annual Base Salary
0%	200% of Annual Base Salary
+0.75%	400% of Annual Base Salary

The number of shares of Common Stock awarded shall equal (i) Employee’s Annual Base Salary multiplied by the Annual Base Salary percentage that corresponds to the Company’s level of performance to the Peer Group or the relevant Long-Term Performance Plan, divided by (ii) the closing price per share of Common Stock on the award date, rounded up to the nearest whole share. For the avoidance of doubt, the shares awarded will be unrestricted, meaning that they will be fully vested on the award date. If the ROIC component falls between the ranges set forth in the immediately preceding table, the number of shares awarded, in each case, shall be determined on a straight-line interpolated basis.

The number of shares to be awarded under these formulas, if any, based on performance in a particular Long-Term Performance Period shall be awarded to Employee within 15 days following the publication of the Company’s financial statements for the third fiscal year in such Long-Term Performance Period, but in no event later than 120 days following the end of such fiscal year. For the avoidance of doubt, the first award to be made under this Section 3(b)(iii) will be made in FY 2028 based on the Company’s performance in the Long-Term Performance Period the third year of which is FY 2027.

All calculations with respect to this Section 3(b) shall be completed by the Company in good faith.

(c) Employee shall be designated as an Eligible Executive under the Company’s Executive Officer Performance Based Compensation Plan.

4.	EXPENSES.

Employer will pay or reimburse Employee for such reasonable travel, entertainment, educational and other expenses as he may incur on behalf of Employer during the Term in connection with the performance of his duties hereunder. In addition, the Company shall reimburse Employee for any legal fees and costs incurred prior to and including the Effective Date to the extent such fees and costs were incurred in connection with the review, drafting, negotiation, preparation, documentation or execution of this Agreement, within 30 days of Employee’s presentation to the Company of an invoice reflecting the amount of such legal fees and costs incurred by Employee.

5.	TERMINATION OF EMPLOYMENT.

Notwithstanding Section 1, the Initial Term may be terminated prior to March 31, 2026, and any Renewal Term may be terminated under the following circumstances:

(a) DEATH OR TOTAL DISABILITY. The Term shall automatically and immediately terminate upon Employee’s death or “Total Disability.” For purposes of this Agreement, “Total Disability” shall mean (i) Employee’s physical or mental incapacitation or disability that renders Employee unable to substantially perform the Services as performed prior to such incapacitation or disability for the period of 26 consecutive weeks or during any 150 business days (whether or not consecutive) during any 12 month period during the Term or (ii) Employee is unable to devote the time and effort to perform, or to perform, the Services in a capacity that is in the best interests of the Company, in each case, due to Employee’s physical or mental health. The determination of a Total Disability as set forth in subclause (ii) in the preceding sentence shall be made by Employee in Employee’s sole discretion, provided that, notwithstanding Employee’s determination, Employee will not be considered disabled if he is not disabled within the meaning of Section 409A(a)(2)(C) of the Code.

(b) TERMINATION BY EMPLOYER FOR CAUSE. Employer, at its election, shall have the right to terminate the Term, by written notice to Employee to that effect, for “Cause.” The term “Cause” shall mean:

(i)	any act of fraud, embezzlement, theft or conviction of a crime involving moral turpitude;

(ii)	any material breach by Employee of any material covenant, condition, or agreement in this Agreement (“Employee’s Material Breach”); or

(iii)	any chemical dependency by Employee (other than in connection with medicines prescribed for Employee).

To terminate the Term pursuant to this Section 5(b), Employer shall give written notice (“Cause Notice”) to Employee specifying the claimed Cause. If Employee fails to cure the same within 30 days after the receipt of the applicable Cause Notice (or such longer period as may be reasonably required if such actions are subject to cure), the Term shall terminate at the end of such 30-day period or such longer reasonable period, as the case may be. Notwithstanding anything that may be interpreted to the contrary, it is expressly agreed that no act of the type contemplated by or described in Section 5(b)(i) shall be capable of being cured by Employee and the Employer may terminate Employee immediately without the requirement for such cure period.

(c) TERMINATION BY EMPLOYER WITHOUT CAUSE. Employer shall have the right, at its election, to terminate the Term at any time for any reason other than “Cause” upon not less than 60 days prior written notice to Employee. For the avoidance of doubt, during such 60-day notice period Employee shall continue to be entitled to any and all payments and benefits, and be granted any equity or equity-based awards, under this Agreement, and any outstanding equity and equity-based awards will continue to vest in accordance with their terms.

(d) TERMINATION BY EMPLOYEE. Employee shall have the right, at his election, to terminate the Term at any time by written notice to Employer upon not less than 60 days prior written notice; provided, however, that such notice period shall be 30 days in the case of a termination for “Good Reason.”

(e) SALARY AND BENEFITS IN EVENT OF TERMINATION. Upon termination of the Term, the following shall be applicable, notwithstanding anything to the contrary elsewhere herein:

(i)	If the Term is terminated by Employer for Cause pursuant to Section 5(b) or by Employee pursuant to Section 5(d) other than for Good Reason, Employee shall thereafter be entitled to the Base Salary and all benefits, including the Additional Benefits, for six months following the effective date of such termination.

(ii)	If the Initial Term is terminated (A) due to Employee’s death or Total Disability pursuant to Section 5(a), or (B) by the Employer without Cause pursuant to Section 5(c) or by Employee for Good Reason pursuant to Section 5(d), (x) Employer shall pay to Employee on the date of termination a Base Salary amount equal to the greater of (I) the Base Salary that would have been paid to Employee for the then remainder of the period ending March 31, 2026, as if Employee had continued to employed by the Company through such date, or (II) 12 months of Base Salary, in each case net of any benefits paid to Employee pursuant to any policy of disability insurance maintained by Employer, plus a pro rata portion of Employee’s annual bonus for the fiscal year of the Employer in which such termination occurs at Employee’s maximum bonus percentage then in effect, and (y) Employee shall be entitled to all benefits including the Additional Benefits for the greater of (I) the then remainder of the period ending March 31, 2026, or (II) the 12-month period immediately following Employee’s termination of employment (notwithstanding the foregoing, the benefits described in Item 3 of Schedule A shall be provided through the five-year anniversary of Employee’s termination of employment).

(iii)	If a Renewal Term is terminated (A) pursuant to Employee’s death or Total Disability pursuant to Section 5(a), or (B) by the Employer without Cause pursuant to Section 5(c) or by Employee with Good Reason pursuant to Section 5(d), (x) Employer shall pay to Employee (or Employee’s estate or designated beneficiaries) on the date of termination the Base Salary due to Employee as if Employee continued to be employed for an additional 12 months following the termination of employment, net of any benefits paid to Employee pursuant to any policy of disability insurance maintained by Employer, plus a pro rata portion of Employee’s annual bonus for the fiscal year of the Employer in which such termination occurs at Employee’s maximum bonus percentage then in effect, and (y) Employee shall be entitled to all benefits including the Additional Benefits for the 12-month period immediately following Employee’s termination of employment (notwithstanding the foregoing, the benefits described in Item 3 of Schedule A shall be provided through the five-year anniversary of Employee’s termination of employment).

(iv)	If a Change in Control occurs and if within 24 months after a Change in Control, Employee’s employment is either terminated by the Company without Cause or by Employee for Good Reason, Employee shall be entitled to the compensation and benefits set forth in Schedule B, Change in Control Provisions.

(v)	If an Equity Vesting Triggering Event occurs, all restricted stock, stock option awards, and any other equity or equity-based awards that have been Granted to Employee shall immediately and fully vest and all such vested stock options grants shall be exercisable by Employee on or before the day which is 39 months from the initial grant date, in the case of stock option grants with three-year vesting, and on or before the day which is 63 months from the initial grant date in the case of stock option grants with five-year vesting, but in no event later than the expiration date as set forth in the applicable stock option award agreement(s). If an Equity Vesting Triggering Event occurs, a pro rata portion of the shares of stock, stock options and other equity or equity-based awards that have then been Conditionally Awarded to Employee shall be immediately Granted utilizing (i) the target level of the performance goals and Management Objectives applicable to such shares of stock, stock options and other equity or equity-based awards for the relevant performance period, except that for any such awards that are based on TSR performance against the Peer Group, achievement of the Peer Group average will be utilized, and (ii) the Company’s closing stock price on the termination date; the proration will account for the number of days that Employee was actually employed during such performance period. The shares of stock, stock options and equity or equity-based awards granted pursuant to the immediately preceding sentence shall immediately and fully vest, such stock options will have an exercise price equal to the Company’s closing stock price on the termination date, and such stock options shall be exercisable by Employee on or before the day which is 39 months from their grant date. Approval of this Agreement by the Company’s Board Compensation Committee shall be deemed approval of the amendments of the restricted stock, stock option and equity or equity-based award grants as provided above for all purposes under the RBC Long-Term Equity Incentive Plans as amended or any subsequent long-term equity incentive plan approved by and on behalf of the Company. The more favorable grant/vesting provisions for Employee contained in this subsection (v) as compared to those contained in Schedule B shall apply (not on an aggregate basis, but on an award-by-award basis). That is, each award or potential award will be analyzed on an individualized basis to determine whether this subsection (b) provides better treatment than that contained in Schedule B, and the better treatment will be provided to Employee (and the award or potential award, as the case may be) whether contained in this subsection (b) or in Schedule B.

(f) NO AT WILL EMPLOYMENT, DELIVERY OF RECORDS UPON TERMINATION. Consistent with the Prior Employment Agreement and past practice, upon termination of this Agreement for any reason, the employment of Employee will terminate. Upon termination of the Term, Employee will deliver to Employer all records of research, proposals, reports, memoranda, computer software and programming, budgets and ether financial information, and ether materials or records (including any copies thereof) made, used or obtained by Employee in connection with his employment by Employer and/or any Employer’s Affiliate.

6.	CONFIDENTIAL INFORMATION AND COVENANT NOT TO COMPETE.

(a) Employee hereby agrees that, during the Term and thereafter, he will not disclose to any Person, or otherwise use or exploit in competition with Employer or Employer’s Affiliates, any of the proprietary or confidential information or knowledge treated by the Employer or Employer’s Affiliates as confidential, including without limitation, trade secrets, processes, records of research, information included in proposals, reports, methods, processes, techniques, computer software or programming, or budgets or other financial information, regarding Employer or Employer’s Affiliates, its or their business, properties or affairs obtained by him at any time (i) during the Term or (ii) during any employment of Employee with the Employer or any of Employer’s Affiliates prior to the Effective Date (“Prior Employment”), except to the extent required to perform the Services; provided that the foregoing shall not apply to: (A) information in the public domain other than by reason of a violation of this Agreement by Employee, (B) information that Employee is compelled to disclose by operation of law or legal process (so long as Employee provides Employer with prior notice of any such compelled disclosure and an opportunity to defend against such disclosure), (C) information generally known to Employee by reason of his particular expertise that is not specific to the Employer. Nothing in this Agreement shall prohibit Employee from: (i) reporting possible violations of federal law or regulation to any governmental agency or entity or self-regulatory organization or making disclosures that are protected under the whistleblower provisions of any law or regulation; (ii) supplying truthful information to any governmental authority or in response to any lawful subpoena or other legal process; or (iii) receiving an award for information provided to any governmental agency.

(b) Employee hereby agrees that during the Term and for a period of two years thereafter (the “Non-Compete Term”), he will not (i) engage in or carry on, directly or indirectly, any Competing Business in any Territory in which such Competing Business is then engaged in by the Employer, (ii) allow his name to be used by any Person engaged in any Competing Business, (iii) invest in, directly or indirectly, any Person engaged in any Competing Business, or (iv) serve as an officer or director, employee, agent, associate or consultant of any Person engaged in a Competing Business (other than Employer or any Employer’s Affiliate). Notwithstanding the foregoing, the Non-Compete Term shall be (x) only for the Term in the event Employee’s employment hereunder is terminated by the Employer hereunder without Cause, (y) for a period of twelve (12) months following such termination by Employee with Good Reason, and (z) for a period through March 31, 2026, for a termination by Employee other than for Good Reason. Subject to Section 2(b), nothing herein shall prohibit Employee from (A) investing in any business that is not a Competing Business or (B) investing in a publicly-held entity if such investment (individually or as part of a group) is limited to not more than five percent (5%) of the outstanding equity issue of such entity.

(c) All intellectual properties developed by Employee during the Term or during any Prior Employment and that is related to the business (or foreseeable business prospects) of the Employer with which Employee is actively involved shall be for the account of the Employer. Employee agrees to enter into such agreements (including transfer documents) as may be reasonably required by Employer to confirm the foregoing.

(d) Employee shall not, during the Non-Compete Term, directly or indirectly, solicit or induce or attempt to solicit or induce any affiliate, director, agent, or employee of Employer or contractor then under contract to the Employer, in each case, whom are personally known by Employee and with whom Employee worked while providing the Services during the 12-month period immediately preceding the date of Employee’s termination of employment, to terminate his, her or its employment or other relationship with Employer for the purpose of entering into a similar relationship with any Employer’s competitors or for any other purpose or no purpose. Employee shall not, during the Non-Compete Term, directly or indirectly, solicit or induce or attempt to solicit or induce any customer or supplier of Employer to terminate his, her or its relationship with Employer for the purpose of entering into a similar relationship with any competitors of Employer or Employer’s Affiliates or for any other purpose or no purpose.

(e) The Company (which shall mean Company by authorized statement or its executive officers and the members of the Board), agrees, during the Term and following the date of Employee’s termination of employment, to refrain from Disparaging (as defined below) Employee and his affiliates, either orally or in writing. Nothing in this Section 6(e) shall preclude the Company from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce the Company’s rights under this Agreement or any other agreement between the parties. For purposes of this Agreement, “Disparaging” means making remarks, comments or statements, whether written or oral, that impugn the character, integrity, reputation or abilities of the person being disparaged

(f) Employee agrees that the remedy at law for any breach by him of any of any of the covenants and agreements set forth in this Section 6 will be inadequate and will cause immediate and irreparable injury to Employer and that in the event of any such breach, Employer, in addition to the other remedies which may be available to it at law, shall be entitled to seek injunctive relief prohibiting him from the breach of such covenants and agreements.

(g) The parties hereto intend that the covenants and agreements contained in this Section 6 shall be deemed to include a series of separate covenants and agreements, one for each and every county of the states in which the Employer does business. If, in any judicial proceeding, the duration or scope of any covenant or agreement of Employee contained in this Section 6 shall be adjudicated to be invalid or unenforceable, the parties agree that this Agreement shall be deemed amended to reduce such duration or scope to the extent necessary to permit enforcement of such covenant or agreement.

7.	INDEMNIFICATION.

In the event Employee was, is or becomes a party to, subject or target of, or witness or other participant in, or is threatened to be made a party to, subject or target of, or witness or other participant in, a claim by reason of (or arising in part out of) Employee’s status as an employee, officer or director acting within the course and scope of employment, office or director responsibility of Employer or any Employer’s Affiliate at any time during the Term, whether such liability is asserted during or after the Term, the Company shall indemnify Employee to the fullest extent permitted by law as soon as practicable but in any event no later than 30 days after written demand is presented to the Company, against any and all expenses, judgments, fines, penalties and amounts paid or payable in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such expenses, judgments, fines, penalties or amounts paid or payable in settlement) of such claim. If so requested by Employee, the Company shall advance (within five business days of such request) to Employee any and all expenses (including, without limitation, expenses actually and reasonably billed to or on behalf of the Company) in connection with any such claim, provided that Employee hereby undertakes to repay such amounts advanced if, and to the extent that, it is ultimately determined that Employee is not entitled to be indemnified by the Company pursuant hereto. Additionally, after any termination of Employee’s employment with the Company, for a period through the sixth anniversary of the termination of employment, Employee shall be covered under the Company’s directors and officers insurance coverage for Employee’s acts or omissions while an officer, director, or trustee of the Company on a basis no less favorable to Employee than the coverage generally provided to then-current officers, directors, and/or trustees. Upon written request from Employee to the Company, the Company will provide Employee with notice of any changes to the Company’s directors and officers insurance policies.

8.	DEFINITIONS.

As used in this Agreement, and unless the context requires a different meaning, the following terms shall be defined as follows:

“Adjusted EBITDA” shall mean the Company’s consolidated operating income for a given fiscal year plus depreciation, amortization and equity-based incentive compensation expense, as adjusted for various unusual or non-recurring items.

“Adjusted Operating Income” shall mean the Company’s operating income for a given fiscal year adjusted to eliminate the effects of asset impairments, restructurings, acquisitions, divestitures, various unusual or non-recurring items, plant closing costs, and the cumulative effect of tax or accounting changes, as determined in accordance with U.S. GAAP.

“Annual Base Salary” means, for purposes of cash bonuses and equity awards under Section 3(b), Employee’s annual Base Salary at the end of the relevant performance period (i.e., the end of the then-completed fiscal year in the case of cash bonuses paid pursuant to Section 3(b)(i) and short-term equity awards made pursuant to Section 3(b)(ii), or the end of the third fiscal year of the then-completed Long-Term Performance Period in the case of long-term awards made pursuant to Section 3(b)(iii).

“Annual Performance Plan” means the Company’s Adjusted EBITDA-based performance plan for any fiscal year, with the performance target being established during such fiscal year by the Compensation Committee after consultation with Employee as the Chief Executive Officer.

“Change in Control” is as defined in the RBC 2021 Long-Term Equity Incentive Plan, as amended, or any subsequent long-term equity incentive plan approved by and on behalf of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Business” means any business (including, without limitation, research and development) that is carried on by Employer in any material respect, and with which Employee is actively involved, during the Term.

“Conditionally Awarded” shall mean that certain condition(s) precedent, including, without limitation, performance goals and achievement of Management Objectives (as defined in the Company’s Executive Officer Performance Based Compensation Plan, and incorporated herein), that have been established but must occur before the subject shares of stock, stock options or other equity or equity-based awards are Granted under any compensation program.

“Equity Vesting Triggering Event” means the occurrence of any of the following:

(i)	the expiration of the Term of this Agreement due to the Company giving notice of nonrenewal pursuant to Section 1;

(ii)	the termination of this Agreement pursuant to Section 5(a) upon Employee’s death or Total Disability;

(iii)	the termination of this Agreement by the Employer pursuant to Section 5(c) without Cause; or

(iv)	the termination of this Agreement by Employee pursuant to Section 5(d) for Good Reason.

“FY 2025” means the Company’s fiscal year ending March 29, 2025.

“FY 2026” means the Company’s fiscal year ending March 28, 2026.

“FY 2027” means the Company’s fiscal year ending April 3, 2027.

“FY 2028” means the Company’s fiscal year ending April 1, 2028.

“Good Reason” shall mean for the 24-month period following a Change in Control any of the following which occur subsequent to the Effective Date without Employee’s express written consent:

(i)	a substantial reduction in Employee’s title, position, duties, responsibilities and status with the Company inconsistent with Employee’s title, duties, responsibilities and status immediately prior to a change in Employee’s titles or offices, or any removal of Employee from or any failure to reelect Employee to any of such positions, except in connection with the termination of his employment for disability, retirement or Cause or by Employee other than for Good Reason;

(ii)	a relocation of Employee’s principal work location without his consent to a location more than 25 miles from the Company’s headquarters at Oxford, Connecticut;

(iii)	any material breach by the Company of any provision of this Agreement; or

(iv)	any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company.

“Granted” shall mean the award of shares of stock, stock options or other equity or equity-based awards to Employee pursuant to any of the Company’s long-term equity incentive plans.

“Long-Term Performance Period” means any three consecutive fiscal years of the Company.

“Long-Term Performance Plan” means the Company’s ROIC-based performance plan for any Long-Term Performance Period, with the performance target established in the first fiscal year of such Long-Term Performance Period by the Compensation Committee after consultation with Employee as the Chief Executive Officer.

“Peer Group” means, with respect to any Long-Term Performance Period, the Company’s peer group as determined at the start of such Long-Term Performance Period by the Compensation Committee after consultation with Employee as Chief Executive Officer, and set forth in the Company’s proxy statement for the first fiscal year in such Long-Term Performance Period.

“Person” means any natural person, partnership, corporation, trust, company or other entity.

“Plan” shall mean the operating plan established by Employee, in his status as Chief Executive Officer of Employer and as approved by the Board within 90 days following the beginning of each fiscal year, as applicable to Employer and as applicable to the determination of bonuses and equity or equity-based awards payable to others of Employer’s employees to the extent such bonuses or equity or equity-based awards are calculated by reference to operating results.

“ROIC” shall mean Adjusted Operating Income divided by equity plus debt less cash.

“Territory” means the geographical area in which the Employer engages in any business (other than an insignificant amount of business), with which Employee is actively involved, during the Term.

“TSR” shall mean total shareholder return.

9.	MISCELLANEOUS.

(a) MODIFICATION AND WAIVER OF BREACH. No waiver or modification of this Agreement shall be binding unless it is in writing signed by the parties hereto and expressly stating that it is intended to modify this Agreement. No waiver of a breach hereof shall be deemed to constitute a waiver of a future breach, whether of a similar or dissimilar nature.

(b) NOTICES. All notices and other communications required or permitted under this Agreement shall be in writing, served personally on, or made by certified or registered United States mail to, the party to be charged with receipt thereof. Notices and other communications serviced by facsimile (with written confirmation of completed transmission) or email (without receipt of delivery failure message) shall be deemed delivered when transmitted. Notices and other communications served in person shall be deemed delivered when so served. Notices and other communications served by mail shall be deemed delivered hereunder 72 hours after deposit of such notice or communication in the United States Post Office as certified or registered mail with postage prepaid and duly addressed to whom such notice or communications is to be given, in the case of

(i) Employer:

RBC Bearings Incorporated

One Tribology Center

Oxford, CT 06478

ATTN : Chief Financial Officer

(ii) Employee:

The last address that the Company has in its personnel records for Employee.

Any party may change said party’s address for purposes of this Section 9(b) by giving to the party intended to be bound thereby, in the manner provided herein, a written notice of such change.

(c) SECTION 409A.

(i)	It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”), so as not to subject Employee to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Employee, and the Company agrees that it will be liable for any additional tax, interest or penalties that may be imposed on Employee by Code Section 409A or damages for failing to comply with Code Section 409A. Any installment payments provided for in this Agreement shall be treated as a series of separate payments for purposes of Code Section 409A.

(ii)	If Employee is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Employee’s termination of employment, Employee shall not be entitled to any payment or benefit pursuant to Section 5(e) until the earlier of (i) the date which is six months after Employee’s termination of employment for any reason other than death, or (ii) the date of Employee’s death. The provisions of this Section 9(c)(ii) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A. Any amounts otherwise payable to Employee upon or in the six-month period following Employee’s termination of employment that are not so paid by reason of this Section 9(c)(ii) shall be paid as soon as practicable (and in all events within 30 days) after the date that is six months after Employee’s termination of employment (or, if earlier, as soon as practicable, and in all events within 30 days, after the date of Employee’s death).

(iii)	To the extent that any benefits or reimbursements pursuant to this Agreement are taxable to Employee, any reimbursement payment due to Employee pursuant to any such provision shall be paid to Employee on or before the last day of Employee’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to such provisions are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Employee receives in one taxable year shall not affect the amount of such benefits or reimbursements that Employee receives in any other taxable year.

(d) GOLDEN PARACHUTE PROVISIONS.

(i)	In the event Employee becomes entitled to receive payments and benefits hereunder or otherwise and such payments and benefits (the “Total Payments”) will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code, or any similar tax that may hereafter be imposed, the Company shall compute the “Net After-Tax Amount,” and the “Reduced Amount,” and shall adjust the Total Payments as described below. The Net After-Tax Amount shall mean the present value of all amounts payable to Employee hereunder, net of all federal income, excise and employment taxes imposed on Employee by reason of such payments. The Reduced Amount shall mean the largest aggregate amount of the Total Payments that if paid to Employee would result in Employee receiving a Net After-Tax Amount that is equal to or greater than the Net After-Tax Amount that Employee would have received if the Total Payments had been made. If the Company determines that there is a Reduced Amount, the Total Payments will be reduced to the Reduced Amount. Such reduction to the Total Payments shall, to the extent permitted by Section 280G of the Code and does not result in additional taxes under Code Section 409A, be in the order specified by Employee or, if not specified or cannot be specified, be made by first reducing or eliminating any cash severance benefits, then by reducing or eliminating any accelerated vesting of equity awards in the manner that results in the largest amount being paid to Employee and then by reducing or eliminating any other remaining Total Payments, in each case in reverse order beginning with the payments which are to be paid the farthest in time from the date of the transaction triggering the Excise Tax.

(ii)	The calculation of the Total Payments that are subject to the Excise Tax and the assumptions to be utilized in respect thereof shall be made by a nationally recognized certified public accounting firm or other professional organization that is recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Board prior to the transaction resulting in the application (or potential application) of Section 280G of the Code for purposes of making the applicable determinations hereunder, which firm shall not, without Employee’s consent, be a firm serving as accountant or auditor for the entities effecting the transaction that results in the application (or potential application) of Section 280G of the Code (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and Employee. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and Employee. If requested by Employee, the Company shall cooperate with Employee in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by Employee (including Employee’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Treasury Regulation Section 1.280G-1, Q&A-2(b)) such that payments in respect of such services may be considered reasonable compensation within the meaning of Treasury Regulation Section 1.280G-1, Q&A-9 and Q&A-40 to Q&A-44 and/or exempt from the definition of the term “parachute payment” within the meaning of Treasury Regulation Section 1.280G-1, Q&A-2(a), in accordance with Treasury Regulation Section 1.280G-1, Q&A-5(a)).

(e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

(f) GOVERNING LAW. Except as otherwise expressly provided herein, this Agreement shall be construed in accordance with, and governed by, the internal laws of the State of Connecticut applicable to agreements executed and to be performed in such state without regard to principles of choice of law or conflicts of laws.

(g) COMPLETE AGREEMENT. This Agreement, and its Exhibits and Schedules, together contain the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous oral and written negotiations, commitments, writings, and understandings with respect to the subject matter of Employee’s relationship with Employer, including the Prior Employment Agreement which is terminated effective as of the Effective Date.

(h) NON-TRANSFERABILITY OF EMPLOYEE’S INTEREST. None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable. Any attempted assignment, transfer, conveyance, or other disposition of any interest in the rights of Employee hereunder shall be void.

(i) SURVIVAL. The provisions of this Agreement which are expressly intended to survive following the end of the Term, any termination of this Agreement, and any termination of Employee’s employment with the Company, in each case, will survive, solely to the extent necessary to carry out the express terms of such provisions.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year first above written.

EMPLOYEE:

/s/ Michael J. Hartnett
MICHAEL J. HARTNETT, PH.D.

EMPLOYER:

RBC BEARINGS INCORPORATED

By:	/s/ Dolores J. Ennico
Dolores J. Ennico, Director

[Signature Page to Amended and Restated Employment Agreement]

SCHEDULE A

ADDITIONAL BENEFITS

1. Employee shall be reimbursed by Employer, as valued, determined and approved by the Vice President and Chief Financial Officer, for personal expenses up to a total of $50,000 in any fiscal year. Such personal expenses may include, but not be limited to, use of the Employer’s aircraft facility.

2. In addition to the foregoing, in connection with Employee working in Florida (at Employee’s choice) and upon Employee’s annual election, Employee may (i) use the Company’s corporate aircraft up to 20 hours per year of flight time for non-business travel (for the avoidance of doubt, Employee shall not be required to reimburse the Company for the cost of the travel, but the cost of such travel will be imputed as income to Employee based on the standard industry fare level (SIFL) rates to the extent required by applicable laws) or (ii) receive a $120,000 per year allowance for private aircraft operating expenses.

3. At Employer’s expense:

●	Executive Medical Coverage ($15,000 per year supplemental coverage);

●	Dental insurance; and

●	Prescription drug coverage.

The above medical, dental and prescription drug coverage benefits are subject to change at any time at the discretion of the Board; provided that such coverages provided to Employee shall at all times be at least as beneficial to Employee as are the coverages provided to other of Employer’s executive employees and shall always be fully paid by the Employer.

The above medical, dental and prescription drug coverage shall be in addition to Employee’s participation in any medical, hospitalization of related coverage maintained by Employer for the benefit of all its employees.

If any plan pursuant to which such benefits are provided (x) is not, or ceases to be, exempt from the application of Code Section 409A, (y) the Company is otherwise unable to continue to cover Employee or Employee’s dependents under its group health plans, or (z) the Company cannot provide the benefit without violating applicable law, then, in any such case, the Company shall thereafter pay to Employee a monthly allowance, paid on the first regular Company payroll date of each month (subject to Section 9(c)(ii) of the Agreement), equal to the value of the Employer contribution for coverage.

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4. At Employer’s expense, disability insurance at least as beneficial to Employee as the disability insurance provided for Employee immediately preceding the Effective Date of this Agreement, provided that within that limitation, such insurance may be modified from time to time at the discretion of the Board.

5. The Employer shall maintain an appropriate apartment or other dwelling in Los Angeles for use by Employee throughout the Term. The parties acknowledge that “appropriate” shall mean of at least the quality and convenience of the dwelling maintained for this purpose immediately preceding the Effective Date of this Agreement.

6. Employee shall be provided six weeks of paid vacation for each 12-month period during the Term, to accrue pro rata during the course of each such 12-month period. Employee will not be compensated for unused vacation time on termination if not used during the Term.

7. Employee shall have unrestricted use of an appropriate automobile throughout the Term at the Employer’s expense, including without limitation, fuel, insurance, maintenance and repair. When this Agreement expires or otherwise terminates, Employee shall have the option to assume the lease or purchase the vehicle for its book value as of such Termination date, such option to be exercised within two months of said termination date. The parties acknowledge that “appropriate” shall mean of at least the quality and convenience of the automobile used for this purpose immediately preceding the Effective Date of this Agreement.

8. During the Term, Employee shall have the option of purchasing the condominium owned by the Company at 22432 Manacor, Mission Viejo, California, for a price equal to the Company’s then current book value.

A-2

SCHEDULE B

CHANGE IN CONTROL PROVISIONS

1. (a) If a Change in Control occurs and if within 24 months after a Change in Control, Employee’s employment is either terminated by the Company without Cause or by Employee for Good Reason, the Company will pay to Employee on Employee’s date of termination a single lump sum cash payment equal to the sum of:

●	The Base Salary, unused vacation and any annual bonus applicable to a completed fiscal year, which have not yet been paid to Employee through the date of termination;

●	A bonus equal to Employee’s Annual Base Salary applicable to Employee on Employee’s termination date, multiplied by Employee’s maximum bonus percentage then in effect and prorated to account for the number of days Employee was employed by the Company during the fiscal year in which Employee was terminated.

●	A severance payment equal to the sum of (i) 250% of Employee’s Annual Base Salary, and (ii) 250% of Employee’s Target Bonus in effect on such date. “Target Bonus” shall mean the amount payable under all annual incentive compensation plans of the Company (including, for the avoidance of doubt, with respect to the short-term equity awards) in which Employee participates, waiving any condition precedent to the payment (and vesting, as applicable) to Employee and assuming that the performance goals for the period were achieved at the 100% level.

●	A reimbursement for all documented expenses, up to $15,000, actually incurred by Employee for professional outplacement services within three months after Employee’s termination date.

(b) For the 18-month period following the termination of Employee’s employment, the Company (or the subsidiary that employed Employee) will continue to provide coverage and participation to Employee at the same participation, coverage and benefit levels (or will provide their equivalent) and pay the full cost of coverage and participation under the employee health and other welfare plans maintained by the Company and applicable to Employee on Employee’s termination date.

(c) Immediately prior to a Change in Control, Employee will completely vest in all restricted stock, stock options and any other equity or equity-based awards that have been granted to Employee. Approval of this Agreement by the Compensation Committee shall be deemed approval of the vesting of restricted stock, stock options and any other equity or equity-based awards as provided in the immediately preceding sentence for all purposes under the RBC 2013 Long-Term Equity Incentive Plan, RBC 2017 Long-Term Equity Incentive Plan or RBC 2021 Long-Term Equity Incentive Plan, each as amended, or any subsequent long-term equity incentive plan approved by and on behalf of the Company. All stock options that have been granted to Employee will additionally be exercisable by Employee for a period of 18 months following the termination of Employee’s employment, but in no event later than the expiration date as set forth in the applicable stock option award agreement(s).

B-1

(d) All amounts paid under these Change in Control provisions shall be subject to applicable tax withholding.

(e) In exchange for and prior to receipt of these benefits Employee agrees to execute and deliver to the Company a general release agreement in substantially the form attached hereto as Exhibit A. If the specified period during which such release may be returned and become effective spans two calendar years, any payments conditioned upon the execution of the release shall not be paid earlier than the first day of the second calendar year.

2. Employee agrees that in the event a third party (a) begins a tender or exchange offer; (b) circulates a proxy to stockholders; or (c) takes other steps to effect a Change in Control, Employee will not voluntarily terminate employment with the Company (or the subsidiary that employs Employee) unless Employee provides at least three months prior written notice to the Board.

3. If Employee dies prior to the time all payments due to Employee under these Change in Control provisions have been made, then as soon as practicable after Employee’s death (but in no event later than one month after), the Company shall pay in a lump sum all sums not paid to Employee prior to Employee’s death. Payment shall be made to Employee’s designated beneficiary or beneficiaries named under the 401(k) plan maintained by the Company on the date of Employee death. If no such beneficiary is named, such sums shall be paid to Employee’s estate.

4. Payments made pursuant to these Change in Control provisions are subject to Section 9(c) of the Agreement.

Notwithstanding anything to the contrary in this Agreement (including this Schedule B), once the Company has entered into a binding agreement to effectuate a Change in Control and prior to the consummation of such Change in Control, the Company shall use its best efforts to negotiate a new agreement with the Employee that will: (x) provide at least as favorable compensation and benefits as set forth in this Schedule B (including, for the avoidance of doubt, taking into account Section 5(e)(v) of this Agreement), (y) not require Employee to be employed by the Company (or any of its affiliates) for longer than 60 days following the consummation of the Change in Control and (z) become effective upon the consummation of the Change in Control.

B-2

Exhibit A

RELEASE OF CLAIMS AND POTENTIAL CLAIMS

1. This Release of Claims and Potential Claims (this “Release”) is entered into by and between Michael J. Hartnett, Ph.D. (“Employee”), and RBC Bearings Incorporated (the “Company”). Employee and the Company have previously entered into an Amended and Restated Employment Agreement dated May 23, 2024 (the “Employment Agreement”). In consideration of the promises made herein and the consideration due Employee under the Employment Agreement, this Release is entered into between the parties.

2. For and in consideration of the promises and covenants made by Employee to the Company and the Company to Employee, contained herein, Employee and the Company have agreed and do agree as follows:

(a) Employee, on behalf of Employee, Employee’s heirs, successors, representatives, assigns, attorneys, agents, executors and administrators (the “Employee Releasors”), hereby irrevocably and unconditionally releases, acquits, and forever discharges the Company, its present, past and future owners, affiliates, related business entities, parent companies, subsidiaries, predecessors, successors, assigns and divisions, together with their respective directors, officers, trustees, members, employees, stockholders, representatives, insurers, attorneys, in their individual and representative capacities, and all persons acting by, through, under, or in concert with any of these (hereinafter collectively referred to as “Company Releasees”), from any and all charges, complaints, claims, liabilities, obligations, suits, demands, costs, losses, debts and expenses to the extent they relate to Employee’s employment, including, but not limited to, the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq. (the “ADEA”); the Older Worker Benefits Protection Act of 1990; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Pregnancy Discrimination Act of 1978, 42 U.S.C. § 2000e(k); the Civil Rights Act of 1991, Pub. L. No. 102-166, 105 Stat. 1071 (1991); 42 U.S.C. § 1981; the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; the National Labor Relations Act, 29 U.S.C. § 151 et seq.; the Equal Pay Act of 1963, 29 U.S.C. § 206(d); the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq. (“ERISA”); the Rehabilitation Act of 1973, 29 U.S.C. § 791 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; and under any and all other federal, state and local equal employment, fair employment and civil or human rights laws (whether statutory, regulatory or decisional); under the statutory, regulatory or common law of any jurisdiction, including, but not limited to, any and all tort claims (e.g., assault; battery; false imprisonment; defamation; intentional infliction of emotional distress; negligent infliction of emotional distress; wrongful termination; negligent hiring, supervision and/or retention; conversion; interference with contract; abusive discharge; and/or loss of consortium, companionship, services or society), any and all contract claims (e.g., breach of contract, fraud, and/or breach of covenant of good faith and fair dealing) and under any and all applicable federal, state and local laws. Employee acknowledges that Employee may discover facts or law different from, or in addition to, the facts or law Employee knows or believes to exist with respect to a released claim. Employee agrees, nonetheless, that this Release shall be and remain effective in all respects notwithstanding such different or additional facts or law. Notwithstanding the foregoing, this Release does not extend to (i) any claims that cannot be waived as a matter of law; (ii) any claims for the payments and benefits due under this Release or claims to enforce rights that accrue under this Release following the date of Employee’s termination of employment; (iii) any claims or rights to any vested benefits or vested rights that Employee may have under any Company employee benefit plans, programs or arrangements; (iv) non-termination related claims under ERISA; (v) any rights and/or claims under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to elect continued group health plan coverage; (vi) rights, if any, to defense and indemnification from the Company or its insurers pursuant to Section 7 of the Employment Agreement; (vii) any right Employee may have at law to obtain contribution as permitted by law in the event of entry of judgment against Employee as a result of any act or failure to act for which Employee and the Company or its past, present and future trustees, officers, agents, administrators, representatives, employees, affiliates, or insurers are held jointly liable; (viii) any right Employee may have pursuant to any Directors & Officers, Errors & Omissions, Umbrella or General Liability, or any other insurance policy or coverage provided or maintained by the Company or its subsidiaries, affiliates or predecessors; and (ix) any claims or rights that Employee may have as a stockholder of the Company. Employee specifically releases all claims under the ADEA relating to Employee’s employment and termination.

Ex A-1

(b) The Company, on behalf of itself and the Company Releasees (the “Company Releasors”), hereby irrevocably and unconditionally releases, acquits, and forever discharges Employee and the Employee Releasors (the “Employee Releasees”), from any and all charges, complaints, claims, liabilities, obligations, suits, demands, costs, losses, debts and expenses of any kind whatsoever, whether known or unknown, which any Company Releasor ever had, now has, or may have against any of the Employee Releasees by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter, up to and including the date this Release is signed by Employee, including without limitation all claims related to Employee’s employment with the Company and its affiliates, compensation therefore and the termination of Employee’s employment with the Company, other than claims that cannot be waived as a matter of law. Nothing in this Release will prohibit Company Releasors from bringing an action against Employee for willful misconduct or acts in violation of the law including embezzlement, fraud and theft.

3. It is understood and agreed that Employee has not relied upon any advice whatsoever from the Company and/or its attorneys individually and/or collectively as to the taxability, whether pursuant to federal, state or local income tax statutes or regulations, or otherwise, of the consideration transferred hereunder and that he will be solely liable for all of his tax obligations. Employee understands and agrees that the Company or its subsidiaries, affiliates or predecessors, may be required by law to report all or a portion of the amounts paid to him and/or his attorney in connection with this Release to federal and state taxing authorities. Employee waives, releases, forever discharges and agrees to indemnify, defend and hold the Company harmless with respect to any actual or potential tax obligations imposed by law.

4. Employee understands and agrees that if the facts with respect to which this Release are based are found hereafter to be other than or different from the facts now believed by him to be true, he expressly accepts and assumes the risk of such possible difference in facts and agrees that this Release shall be and remain effective notwithstanding such difference in facts.

5. Employee understands and agrees that there is a risk that the damage and/or injury suffered by Employee may become more serious than he now expects or anticipates. Employee expressly accepts and assumes this risk, and agrees that this Release shall be and remains effective notwithstanding any such misunderstanding as to the seriousness of said injuries or damage.

Ex A-2

6. Each party understands and agrees that if the party hereafter commences any suit arising out of, based upon or relating to any of the claims and potential claims for relief, cause of action and liability of any and every kind, nature and character whatsoever, known or unknown, the party has released herein, such party agrees to pay the Company Releasees or Employee Releasees, as applicable, and each of them, in addition to any other damages caused to the Company Releasees or Employee Releasees, as applicable, thereby, all attorneys’ fees incurred by the Company Releasees or Employee Releasees, as applicable, in defending or otherwise responding to said suit.

7. It is further understood and agreed that this Release shall be binding upon and will inure to the benefit of Employee’s spouse, heirs, successors, assigns, agents, employees, representatives, executors and administrators and shall be binding upon and will inure to the benefit of the individual and/or collective successors and assigns of the Company Releasees, the Employee Releasees, and their successors, assigns, agents and/or representatives.

8. This Release shall be construed in accordance with and governed for all purposes by the laws of the State of Connecticut.

9. If any part of this Release is found to be either invalid or unenforceable, the remaining portions of this Release will still be valid.

10. This Release is intended to release and discharge any claims of Employee under the Age Discrimination and Employment Act. To satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. section 626(f), the parties agree as follows: (a) Employee acknowledges that he has read and understands the terms of this Release; (b) Employee acknowledges that he has been advised in writing to consult with an attorney, if desired, concerning this Release and has received all advice he deems necessary concerning this Release; (c) Employee acknowledges that he has been given 21 days to consider whether or not to enter into this Release, has taken as much of this time as necessary to consider whether to enter into this Release, and has chosen to enter into this Release freely, knowingly and voluntarily; and (d) for a seven day period following the execution of this Release, Employee may revoke this Release by delivering a written revocation to at the Company and this Release shall not become effective and enforceable until the revocation period has expired. For the avoidance of doubt, Employee’s revocation of this Release will nullify all the terms of this Release including the release given by the Company Releasors pursuant to Section 2(b).

11. Employee acknowledges that he has been encouraged to seek the advice of an attorney of his choice with regard to this Release. Having read the foregoing, having understood and agreed to the terms of this Release, and having had the opportunity to and having been advised by independent legal counsel, the parties hereby voluntarily affix their signatures.

12. This Release is to be interpreted without regard to the draftsperson. The terms and intent of the Release shall be interpreted and construed on the express assumption that all parties participated equally in its drafting.

13. This Release constitutes a single integrated contract expressing the entire agreement of the parties hereto. Except for the Employment Agreement, which defines certain obligations on the part of both parties, and this Release, there are no agreements, written or oral, express or implied, between the parties hereto, concerning the subject matter herein.

Ex A-3

IN WITNESS WHEREOF, the undersigned have executed this Release on the day and year first above written.

EMPLOYEE:

MICHAEL J. HARTNETT, PH.D.

EMPLOYER:

RBC BEARINGS INCORPORATED

By: